Exhibit 99.1

JAKKS Pacific® Reports Second Quarter 2009 Results

--- Reports Second Quarter Loss; Reduces Fiscal 2009 Guidance ---

--- Announces Write-Down and Non-Cash Impairment Charges ---

MALIBU, Calif.--(BUSINESS WIRE)--July 28, 2009--JAKKS Pacific, Inc. (NASDAQ:JAKK) reported results for the Company’s second quarter and first six months ended June 30, 2009.

Net sales for the second quarter were $144.8 million, compared to $145.3 million reported in the comparable period last year; and net sales for the six months were $253.5 million, compared to $276.2 million during the same period in 2008. JAKKS reported a net loss for the second quarter of $406.5 million, or $14.96 per share, compared to net income of $4.2 million, or $0.15 per diluted share, reported in the second quarter of 2008. The net loss for the six month period was $417.3 million, or $15.35 per share, compared to earnings for the first six months of 2008 of $5.0 million, or $0.18 per diluted share.

On a non-GAAP basis, net sales for the second quarter of 2009 were $145.4 million and $254.1 million for the six month period, compared to $145.3 million and $276.2 million for the second quarter and first six months of 2008 on a non-GAAP basis. On a non-GAAP basis, JAKKS reported a net loss for the second quarter of $0.9 million, or $0.03 per share, compared to net income of $4.8 million, or $0.17 per diluted share in the second quarter of 2008. The non-GAAP net loss for the first six months of 2009 was $11.7 million, or $0.43 per share, compared to non-GAAP net income of $6.8 million, or $0.24 per diluted share for the first six months of 2008.

Second quarter and six month GAAP results include the following, which were excluded in the non-GAAP results noted above:

2009

  Pre-tax non-cash goodwill impairment charge of $407.1 million due to the sustained decline in the Company’s market capitalization pursuant to the applicable accounting rule, SFAS 142.
  Pre-tax non-cash impairment charge of $8.2 million related to certain of the Company’s under-utilized trademarks.
  Pre-tax charge to royalty expense of $33.2 million related to abandoned or underperforming licenses; $19.5 million is non-cash and $13.7 million is expected to be paid out to third parties through 2011.
  Pre-tax charge to cost of goods of $23.3 million related to the impairment of inventory, of which $14.5 million is non-cash and $8.8 million is expected to be paid out to third parties during the remainder of 2009.
  Pre-tax non-cash charge of $2.3 million related to the write-off of obsolete tools and molds.
  Pre-tax charge of $1.3 million related to the recall of one of the Company’s products.
  Pre-tax non-cash charge of $22.5 million related to the reduction to the receivable from our video game joint venture with THQ as a result of the recent arbitration decision, which reduced JAKKS’ preferred return payment rate from 10% to 6% of the joint venture’s net sales.

2008

  Pre-tax non-cash charge to cost of goods of $0.7 million related to the impairment of inventory.
  Pre-tax non-cash charge to royalty expense of $0.3 million related to abandoned or underperforming licenses.

The goodwill impairment charge does not affect the Company’s liquidity or business operations, and is not expected to limit or change its ability to continue to generate positive future cash flows from these intangible assets.

Operations used cash in the quarter of $24.5 million. As of June 30, 2009, our working capital was $244.1 million, including cash and equivalents and marketable securities of $122.6 million, and we continue to evaluate potential acquisition opportunities while executing on internal growth initiatives.

“We continue to experience challenges that are affecting our top and bottom lines, and are clearly in the midst of one of the most difficult economic environments in JAKKS’ history,” said Jack Friedman, Chairman and Co-CEO. “We are anticipating sales of core JAKKS products to be lower than expected for this year due to continued softness at retail, coupled with underperforming lines in the current portfolio, such as Hannah Montana, WWE, Pokémon and Cabbage Patch Kids.”

Stephen Berman, JAKKS Co-CEO and president continued, “We are implementing significant cost-reduction measures company-wide. The Company is evaluating its business operations and will institute a restructuring plan to streamline operations, reduce costs and lower capital expenditures to position the Company for future enhanced profitability and growth. These cost-saving efforts are intended to reduce spending given the lower than expected sales forecasts across a number of product lines in the portfolio and lower gross margins overall, and will include headcount reductions, a consolidation of office spaces and other efficiencies that will be implemented during the remainder of 2009. The Company expects to incur significant charges in connection with the implementation of the restructuring plan, most of which will be recognized in the remainder of fiscal 2009 and will be excluded from the Company’s non-GAAP results, and expects to begin to benefit from the cost reductions beginning in the second half of this year.

“Our balance sheet remains strong, and we are continuing to develop product that, coupled with our strong retailer and licensor relationships, we believe will position us for future growth. The Company is announcing updated reduced guidance for the 2009 fiscal year after taking into consideration lower than expected sales and gross margins, lower preferred return rate in the payment to the Company from its video game joint venture with THQ and the overall world economic climate. For the 2009 fiscal year the Company is expecting GAAP net sales of approximately $810 million, with a net loss on a GAAP basis of $375.6 million, or $13.54 per share, and is expecting non-GAAP net sales of approximately $810.7 million, with net income on a non-GAAP basis of $30.0 million, or $1.01 per diluted share.”

Use of Non-GAAP Financial information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information, including net sales information that excludes recall items, and expense information that excludes intangible asset impairment charges and license and inventory impairment charges, among others. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these non-GAAP financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operation results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call

JAKKS Pacific will webcast its second quarter earnings conference call at 4:45p.m. Eastern time (1:45p.m. Pacific time) today. To listen to the live webcast, go to the Investors section of www.jakks.com, and click on the earnings webcast link under Events and Presentations at least 15 minutes early to register, download and install any necessary audio software. A telephonic playback can be accessed approximately one hour after the webcast ends by calling 888-843-8996 or 630-652-3044 for international callers, passcode “25020058”. The webcast and telephonic playback will be archived for 30 days.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ:JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories, sold under various proprietary brands including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets®, EyeClops®, Plug It In & Play TV Games™, Girl Gourmet®, Kids Only®, Tollytots® and Disguise. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Warner Bros.®, World Wrestling Entertainment®, Ultimate Fighting Championship®, Graco® and Cabbage Patch Kids. JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$122,406	$169,520
Marketable securities	199	195
Accounts receivable, net	115,776	147,587
Inventory, net	76,563	87,944
Income taxes receivable	41,120	22,288
Deferred income taxes	82,443	17,993
Prepaid expenses and other current assets	28,630	29,670
Total current assets	467,137	475,197

Property and equipment	81,257	81,412
Less accumulated depreciation and amortization	51,280	52,914
Property and equipment, net	29,977	28,498

Goodwill, net	-	427,693
Trademarks & other assets, net	51,916	43,552
Investment in video game joint venture	34,683	53,184
Total assets	$583,713	$1,028,124

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$109,275	$119,629
Reserve for sales returns and allowances	15,793	23,317
Income taxes payable	-	7,190
Short-term debt	98,000	-
Total current liabilities	223,068	150,136

Long term debt	-	98,000
Other liabilities	6,592	2,112
Income taxes payable	4,686	4,686
Deferred income taxes	17,140	26,237
	28,418	131,035
Total liabilities	251,486	281,171

Stockholders' equity:
Common stock, $.001 par value	28	28
Additional paid-in capital	295,399	292,809
Retained earnings	41,029	458,345
Accumulated other comprehensive income (loss)	(4,229)	(4,229)
	332,227	746,953
Total liabilities and stockholders' equity	$583,713	$1,028,124

JAKKS Pacific, Inc. and Subsidiaries
Second Quarter Earnings Announcement, 2009
Condensed Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2009	2008	2009	2008
	(In thousands, expect per share data)

Net sales	$144,809	$145,291	$253,494	$276,226
Less cost of sales
Cost of goods	100,421	73,579	158,978	142,673
Royalty expense	47,196	16,192	58,108	27,657
Amortization of tools and molds	3,268	3,462	5,503	6,397
Cost of sales	150,885	93,233	222,589	176,727
Gross profit (loss)	(6,076)	52,058	30,905	99,499
Direct selling expenses	11,961	12,339	25,035	24,444
Selling, general and administrative expenses	38,743	31,349	77,715	64,817
Depreciation and amortization	3,008	2,802	5,516	5,564
Write-down of intangible assets	8,221	-	8,221	-
Write-down of goodwill	407,125	-	407,125	-
Income (loss) from operations	(475,134)	5,568	(492,707)	4,674
Other income (expense):
Profit from video game joint venture	(22,901)	1,295	(20,005)	3,727
Interest income	70	773	249	2,093
Interest expense, net of benefit	(1,266)	(1,642)	(2,533)	(3,200)
Income (loss) before provision (benefit) for taxes	(499,231)	5,994	(514,996)	7,294
Provision (benefit) for income taxes	(92,714)	1,838	(97,680)	2,261
Net income (loss)	$(406,517)	$4,156	$(417,316)	$5,033
Earnings (loss) per share - diluted (basic)	$(14.96)	$0.15	$(15.35)	$0.18
Shares used in earnings (loss) per share	27,175	32,594	27,187	28,077

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Results
Condensed Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2009	2008	2009	2008
	(In thousands, expect per share data)

Net sales	$144,809	$145,291	$253,494	$276,226
Changes in net sales - recall	610	-	610	-
Non-GAAP net sales	$145,419	$145,291	$254,104	$276,226

Income (loss) from operations as reported	$(406,517)	$4,155	$(417,316)	$5,033

Non-GAAP adjustments:
Changes in net sales- recall	610	-	610	-

Changes in cost of sales:
Impairment of inventory	23,348	642	23,348	2,114
Impairment of inventory - recall	658	-	658	-
Write-down of abandoned/underperforming licenses	33,224	339	33,224	432
Total changes in cost of sales	57,229	981	57,229	2,546

Other G&A Expenses
Write-down of Other Intangible Assets	8,221	-	8,221	-
Write-down of Joint Venture receivable	22,499	-	22,499	-
Write-down of Goodwill	407,125	-	407,125	-
Write-down of obsolete tools and molds	2,271	-	2,271	-

Tax impact of above items	(92,260)	(301)	(92,260)	(789)

Total non-GAAP adjustments	405,696	680	405,696	1,757

Non-GAAP income (loss) from continuing operations	$(821)	$4,835	$(11,620)	$6,790

Non-GAAP earnings (loss) per share - diluted:	$(0.03)	$0.17	$(0.43)	$0.24
Shares used in earnings per share diluted	27,175	32,593	27,187	28,077

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Annual Guidance
Condensed Statements of Income (Unaudited)
(In thousands, expect per share data)

FY 2009

Net sales	$810,051
Changes in net sales - recall	610
Non-GAAP net sales	$810,661

Income (loss) from operations as reported	$(375,614)

Non-GAAP adjustments:
Changes in net sales- recall	610

Changes in cost of sales:
Impairment of inventory	23,348
Impairment of inventory - recall	658
Write-down of abandoned/underperforming licenses	33,223
Total changes in cost of sales	57,229

Other G&A Expenses
Write-down of Other Intangible Assets	8,221
Write-down of Joint Venture receivable	22,499
Write-down of Goodwill	407,125
Write-down of obsolete tools and molds	2,271

Tax impact of above items	(92,260)

Total non-GAAP adjustments	405,695

Non-GAAP income (loss) from continuing operations	$30,081

Non-GAAP earnings (loss) per share - diluted:	$1.01
Shares used in earnings per share diluted	32,651

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg, 310-455-6235
Joel Bennett, 310-455-6210